EXHIBIT 2.1.1

SRC SOFTWARE, INC.

FORM OF RETENTION BONUS PLAN

     This Retention Bonus Plan (the “Program”) is hereby established by SRC Software, Inc., a Delaware corporation (the “Company”) on July ___, 2005. This Program shall be effective and in force solely upon the closing of the Merger (defined in Section 1 below).

     1. Purposes of the Program. In connection with that certain Agreement and Plan of Merger (“Agreement”) by and among Business Objects S.A., a société anonyme organized under the laws of the Republic of France (“Parent”), Sodium Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), the Company, Vista Equity Fund II LP, a Cayman Islands exempted limited partnership (“Vista” or the “Holder Agent,” as the context requires), Andrew Ferguson, Stephen Reiff and Philip Sandstrom (such individuals together with Vista, each a “Stockholder” and, collectively, the “Stockholders”), the Company and Parent wish to retain certain designated key employees of the Company through the consummation of the transactions contemplated by the Agreement (the “Merger”). The purpose of the Program is to provide an incentive to such employees to continue in the service of Parent, the Company or any subsidiary of Parent (each an “Employer”) for the Retention Period (as defined in Section 3 below) notwithstanding the consummation of the Merger.

     2. Administration. The Program shall be interpreted and administrated by the Board of Directors of the Company (the “Company Board of Directors”) or by a person designated by the Company Board of Directors, whose actions shall be final and binding on all persons, including each Designated Continuing Employee (as defined in Section 3).

     3. Definitions.

          (a) “Cause” means any of the following, as reasonably determined by the Board of Directors of the Designated Continuing Employee’s respective Employer: (i) the continued failure by the Designated Continuing Employee to perform lawful duties as directed by the Employer Board of Directors, (ii) gross negligence or willful misconduct by the Designated Continuing Employee in the performance of his or her duties, (iii) the Designated Continuing Employee’s commission of a felony or any misdemeanor involving dishonesty, disloyalty or fraud with respect to the Employer, or (iv) any material breach by the Designated Continuing Employee of his or her employment agreement between the Designated Continuing Employee and the Employer, if any; provided, however, that if “Cause” is defined in the written employment agreement between Employer and a Designated Continuing Employee, the definition of such term in the employment agreement shall apply for purposes of this Program in lieu of the foregoing definition.

          (b) “Designated Continuing Employees” means, collectively, the individuals listed on Schedule A (each a “Designated Continuing Employee”).

          (c) “Good Reason” means any of the following: (i) material reduction in the Designated Continuing Employee’s duties, responsibilities or compensation, as compared to such duties, responsibilities or compensation immediately prior to the Merger Closing Date; or (ii) a requirement that the Designated Continuing Employee regularly perform his or her duties of employment at a location more than 50 miles from the location of the Designated Continuing Employee’s employment immediately prior to the Merger Closing Date; provided, however, that if “Good Reason” is defined in the written employment agreement between Employer and a Designated Continuing Employee, the definition of such term in the employment agreement shall apply for purposes of this Program in lieu of the foregoing definition.

          (d) “Individual Aggregate Bonus Amount” means the portion of the Retention Bonus Pool allocated to each Designated Continuing Employee, as listed on Schedule A hereto.

          (e) “Individual Monthly Bonus Amount” means the Individual Aggregate Bonus Amount divided by 18, as listed on Schedule A hereto.

          (f) “Merger Closing Date” means the effective date of the closing of the Merger.

          (g) “Retention Bonus Pool” means U.S. $3,000,000.

          (h) “Retention Period” means the period of time beginning on the Merger Closing Date and ending on the date that is eighteen months after the Merger Closing Date.

     4. Eligibility to Participate. A Designated Continuing Employee will be eligible to participate in the Program provided that he or she is engaged as a full time employee by the Company on the Merger Closing Date.

     5. Amount of Retention Bonus. Under the Program, the amount that each Designated Continuing Employee may obtain as a retention bonus (“Retention Bonus”) shall be, in the aggregate, the Individual Aggregate Bonus Amount, such amount to be paid in installments equal to the Individual Monthly Bonus Amount as set forth below. For purposes of clarity, a Designated Continuing Employee’s Individual Monthly Bonus Amount shall be in addition to, and not in lieu of, any other consideration received by such person from his or her respective Employer.

     6. Eligibility for Payment of Bonus. A Designated Continuing Employee shall forfeit his or her respective eligibility to receive any future payments of a Retention Bonus if such Designated Continuing Employee (i) is terminated by his or her respective Employer for Cause, or (ii) resigns or otherwise terminates his or her employment other than for Good Reason.

          (a) In the event that a Designated Continuing Employee is terminated by his or her respective Employer for Cause, or resigns or otherwise terminates his or her employment other than for Good Reason on a day other than the last business day of the month during the Retention Period, such Designated Continuing Employee shall forfeit his or her respective eligibility to receive any payment of a Retention Bonus for that partial month of employment.

          (b) In the event that a Designated Continuing Employee is terminated for any reason other than for Cause (including termination due to death or disability) or resigns or terminates his or her employment for Good Reason during the Retention Period on a day other than the last business day of the month during the Retention Period, such Designated Continuing Employee shall retain his or her respective eligibility to receive a portion of the Retention Bonus pursuant to Section 7(b) below.

     7. Payment of Bonus.

          (a) At the end of each month during the Retention Period, each Designated Continuing Employee shall be entitled to receive his or her respective Individual Monthly Bonus Amount. Such Designated Continuing Employee’s Employer shall make payment of such Individual Monthly Bonus Amount by adding such amounts to the payroll amounts to be paid by such Employer to such Designated Continuing Employee for the month in which such Individual Monthly Bonus Amount was earned.

          (b) In the event that a Designated Continuing Employee is terminated for any reason other than for Cause (including termination due to death or disability) or resigns or terminates his or her employment for Good Reason during the Retention Period, such person’s Employer shall pay to him or her an amount equal to the Individual Aggregate Bonus Amount minus the aggregate Individual Monthly Bonus Amounts previously paid to him or her. The Employer shall make such payment within thirty (30) days after such Designated Continuing Employee’s last day of employment with the Employer. If such termination or resignation occurs prior to the end of any month during the Retention Period, the amounts payable to such Designated Continuing Employee shall include a pro-rata portion of the Individual Monthly Bonus Amount for the month in which such termination or resignation occurs.

          (c) In the event that a Designated Continuing Employee is terminated for Cause or resigns or terminates his or her employment other than for Good Reason during the Retention Period, an amount equal to the Individual Aggregate Bonus Amount minus the aggregate Individual Monthly Bonus Amounts previously paid to him or her shall be retained by Parent.

     8. Duration of the Program. This Program shall be deemed effective on the Merger Closing Date and shall terminate upon the payment of the final Individual Monthly Bonus Amount made in accordance with the terms herein.

     9. Governing Law. The rights and obligations of a Participant under this Program shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

     10. Amendment of the Program. This Program may not be amended without the written consent of Parent and the holders of a majority of the shares of capital stock of the Company outstanding immediately prior to the Merger Closing Date, such holders defined as Vista Equity Fund II LP, Stephen Reiff and Philip Sandstrom; provided, however that the terms of an individual Retention Bonus with respect to any particular Designated Continuing Employee may not be amended in a manner that adversely affects the interests of the such Designated Continuing Employee except by written consent of Parent and such Designated Continuing Employee.

Schedule A

Designated Continuing Employees